UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Bowater, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2005

Dear Shareholders:

We cordially invite you to attend the Annual Meeting of Shareholders of Bowater Incorporated, which will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Wednesday, May 11, 2005, at 11:00 a.m. We will be able to discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement.

During the meeting, I will review highlights of the past year and report on Bowater’s business operations. Afterwards, you will have an opportunity to be greeted by a number of our directors and officers.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return your proxy (or voting instruction card) promptly in the envelope provided to make certain that your shares will be represented at the Annual Meeting.

Bowater’s Annual Report for 2004 is included in this package, and we urge you to read it carefully.

Sincerely yours,

Arnold M. Nemirow

Chairman, President and

Chief Executive Officer

BOWATER INCORPORATED

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

May 11, 2005

The 2005 Annual Meeting of Shareholders of Bowater Incorporated will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Wednesday, May 11, 2005, at 11:00 a.m. for the following purposes:

(1)	To elect three directors, each for a term of three years;

(2)	To ratify the appointment of KPMG LLP as the independent auditor for the 2005 fiscal year; and

(3)	To transact any other business that may properly come before the Annual Meeting and any adjournment.

Holders of common stock and special voting stock of record at the close of business on March 15, 2005, are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Ronald T. Lindsay

Senior Vice President - General Counsel and Secretary

Greenville, South Carolina

March 31, 2005

Shareholders are urged to sign and return the proxy or voting instruction card promptly in the envelope provided.

BOWATER INCORPORATED

55 East Camperdown Way

Post Office Box 1028

Greenville, SC 29602-1028

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on May 11, 2005, at 11:00 a.m.

at The Gunter Theatre, 300 South Main Street, Greenville, SC 29601

General Information

This Proxy Statement and the enclosed proxy materials relate to Bowater’s Annual Meeting of Shareholders to be held on May 11, 2005, at 11:00 a.m. at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by Bowater in connection with a solicitation of proxies by Bowater’s Board of Directors and are being mailed on or about April 8, 2005.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of Bowater’s Common Stock (“Common Shareholders”) and holders of Exchangeable Shares issued by Bowater’s subsidiary, Bowater Canada Inc., who were holders of record on March 15, 2005 (the “Record Date”). Common Shareholders of record on the Record Date and Computershare Trust Company of Canada (the “Trustee”), as holder of one share of special voting stock issued in connection with the Exchangeable Shares, are entitled to vote at the Annual Meeting.

The Trustee will vote this share of special voting stock under the provisions of a Voting and Exchange Trust Agreement. Under this agreement, each holder of Exchangeable Shares (an “Exchangeable Shareholder”) is entitled to instruct the Trustee how to vote at Bowater shareholder meetings. The Trustee will cast votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders.

The Common Shareholders and the Trustee (acting for the Exchangeable Shareholders) will vote together as a single class on all matters. On the Record Date, 55,911,559 shares of Common Stock and 1,445,029 Exchangeable Shares entitled to give voting instructions were outstanding.

Voting and Proxy Procedures

Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting. An Exchangeable Shareholder (other than Bowater) is entitled to give instructions for votes equal to the number of Exchangeable Shares held by that shareholder.

Proxy cards are enclosed for Common Shareholders and voting instruction cards are enclosed for Exchangeable Shareholders. Signing the enclosed proxy or voting instruction card will not affect a shareholder’s right to attend the Annual Meeting. Shares of Common Stock represented by proxies on the accompanying form will be voted in accordance with the holder’s instructions.

If no contrary instruction is indicated, shares represented by the proxies will be voted;

(1)	for the election of the three nominees named below to serve as directors for the three-year term indicated;

(2)	to ratify the appointment of KPMG LLP as the independent auditor for the 2005 fiscal year; and

(3)	at the discretion of the proxy holders on any other business that may properly come before the Annual Meeting and any adjournment.

Should any nominee named for the office of director become unable or unwilling to accept nomination or election, the proxyholders intend to vote for the election of another person recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board. Bowater has no reason to believe that any of the three nominees will be unable or unwilling to serve if elected to office.

Mr. Frank Aguilar was scheduled to retire from the Board this year, but has consented to stand for re-election at the Board’s request. In accordance with Bowater’s Bylaws, the Board has waived the application of the mandatory retirement requirement to permit Dr. Aguilar to stand for re-election. It is anticipated that Dr. Aguilar will resign upon the Board’s election of a suitable replacement.

Aside from the election of three directors and the ratification of KPMG as our independent auditor, Bowater does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the person or persons voting the proxies will vote them in accordance with their best judgment.

Revocation of Proxies and Instructions

Any Bowater Common Shareholder giving a proxy has the right to revoke it by presenting written notice of revocation to Bowater’s Secretary at any time before the proxy is voted, or by executing and delivering to Bowater a later-dated proxy at any time before the earlier proxy is voted, or by attending the Annual Meeting and voting his or her shares in person (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy). No notice of revocation or later-dated proxy will be effective until received by Bowater’s Secretary at or prior to the Annual Meeting. Instructions regarding the revocation of voting instructions are included in the Notice to Exchangeable Shareholders that is being provided to holders of Exchangeable Shares.

Quorum and Vote Requirements for Approval

Holders of shares representing one-third of the voting power entitled to vote at the Annual Meeting, present in person or by proxy, are necessary to constitute a quorum. Directors are elected by a plurality of votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

In the election of directors, votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present for quorum purposes but does not vote on a proposal) will have no effect upon the outcome of the vote on any matter submitted for a shareholder vote.

Item 1 – Election of Directors

   Information on Nominees and Directors

The Board of Directors is divided into three classes: Class I, Class II and Class III. Each class consists as nearly as possible of one-third of the total number of directors, and one class is elected each year for a three-year term. The term of the Class III directors expires this year, and the successors are to be elected at the Annual Meeting for a three-year term expiring in 2008. The terms of the Class I and Class II directors expire in 2006 and 2007, respectively.

The following information is provided for the three nominees who are the Class III directors, and also for the Class I and Class II directors. All three nominees for Class III directors are incumbent directors standing for re-election. In connection with the 2005 Annual Meeting, the Nominating and Governance Committee did not receive any recommendation for a nominee from any shareholder or group of shareholders owning more than 5% of Bowater’s Common Stock.

Nominees for Directors to be Elected at the 2005 Annual Meeting of Shareholders (Class III)

Francis J. Aguilar Age: 72 Director since 1984	Professor Emeritus of Harvard University Graduate School of
Business — Dr. Aguilar was a faculty member at the Harvard University Graduate School of Business from 1965 to 1995. Since 1992, he has served as Executive Director of the Management Education Alliance, a nonprofit educational corporation. Dr. Aguilar is also a director of Dynamics Research Corporation and also acts as an independent business consultant.

John A. Rolls Age: 63 Director since 1990	President and Chief Executive Officer of Thermion Systems International — Mr. Rolls has served as President and Chief Executive Officer of Thermion Systems International, an aerospace and industrial heating systems company, since 1996. He was President and Chief Executive Officer of Deutsche Bank North America, an international banking company, from 1992 to 1996. Mr. Rolls was Executive Vice President and Chief Financial Officer of United Technologies Corporation, a diversified aerospace and industrial products company, from 1986 to 1992. Prior to that he was Senior Vice President and Chief Financial Officer of RCA Corporation. Mr. Rolls is also a director of MBIA Inc., Thermion Systems International and FuelCell Energy, Inc.

L. Jacques Ménard Age: 59 Director since 2002	Chairman of BMO Nesbitt Burns and President, BMO Financial Group, Québec — Mr. Ménard has served as Chairman of BMO Nesbitt Burns, an investment banking company, since 2001 and as President of BMO Financial Group, Québec, a financial service provider, since 1999. From 1994 until 2001, Mr. Ménard served in various executive capacities with BMO Nesbitt Burns including Deputy Chairman from 1997 until 2001. Prior to 1994, he was Chairman of the Executive Committee of Burns Fry, one of BMO Nesbitt Burns’ predecessor firms.

Directors Whose Terms End at the 2006 Annual Meeting of Shareholders (Class I)

Charles J. Howard Age: 62 Director since 1997	Chairman of Howard, Barclay & Associates Ltd. — Mr. Howard has been Chairman of Howard, Barclay & Associates Ltd., an investment-counseling firm, since 1994. He is also President, Director and the largest shareholder of Ausnoram Holdings Limited, a private investment holding company with mining, oil and gas interests, since 1989.

Togo D. West, Jr. Age: 62 Director since 2002	President and CEO, of Joint Center for Political and Economic Studies — Mr. West has been President and CEO of the Joint Center for Political and Economic Studies since December 2004. From 2000 until 2004, he was Of Counsel to Covington & Burling, a law firm headquartered in Washington, D.C. From 1998 until 2000, he served as Secretary of Veterans Affairs in the Clinton Administration. From 1993 until 1998, he was Secretary of the Army, a period during which he also served as Chairman of the Panama Canal Commission. Mr. West is also a director of Krispy Kreme Doughnuts, Inc. and Mitretek Systems.

Richard B. Evans Age: 57 Director since 2003	Executive Vice President, Office of the President, of Alcan Inc. —
Mr. Evans has been Executive Vice President, Office of the President, Alcan Inc., the parent company of an international group involved in many aspects of the aluminum and packaging industries, since January 2002. Since joining Alcan in 1997, he has held several executive positions, including: Executive Vice President, President, Aluminum Fabrication, Europe; Executive Vice President, Fabricated Products-North America; and President of Alcan Aluminum Corporation. Prior to 1997, Mr. Evans held senior management positions with Kaiser Aluminum & Chemical Corporation.

Directors Whose Terms End at the 2007 Annual Meeting of Shareholders (Class II)

Arnold M. Nemirow Age: 61 Director since 1994	Chairman, President and Chief Executive Officer of Bowater —
Mr. Nemirow became Chief Executive Officer of Bowater in 1995 and became Chairman in 1996. He has served as President of Bowater since September 1994 and served as Chief Operating Officer of Bowater from September 1994 through February 1995.

Arthur R. Sawchuk Age: 69 Director since 1998	Chairman of Manulife Financial Corporation — Mr. Sawchuk has been Chairman of Manulife Financial Corporation, a financial services company, and the Manufacturers Life Insurance Company since April 1998. He served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. Previously he held various positions with DuPont Canada Inc., a chemical and plastics company, serving as Executive Chairman from September 1997 until his retirement in December 1997, Chairman of the Board from 1995 to 1997, and President, Chief Executive Officer and a director from 1992 to 1997. Mr. Sawchuk is also a director of MTS Inc.

Gordon D. Giffin Age: 55 Director since 2003	Co-chair, Public Policy and Regulatory Affairs, of McKenna Long & Aldridge LLP — Mr. Giffin is co-chair of the Public Policy and Regulatory Affairs practice for the law firm McKenna Long & Aldridge LLP. Mr. Giffin served as U.S. Ambassador to Canada from August 1997 to April 2001. He currently serves on the boards of the Canadian Imperial Bank of Commerce, the Canadian National Railway Company, Canadian Natural Resources Limited and TransAlta Corporation. He is also a member of the Board of Trustees of the Jimmy Carter Presidential Library.

Douglas A. Pertz Age: 50 Director since 2004	Director of The Mosaic Company. – Mr. Pertz has been a Director of The Mosaic Company, a producer and marketer of concentrated phosphates, crop nutrients and animal feed ingredients, since October 2004. From 2000 to October 2004, he was Chairman and Chief Executive Officer of IMC Global Inc.; from 1999 to 2000, he served as IMC Global Inc.’s President and Chief Executive Officer and from 1998 to 1999 as its President and Chief Operating Officer. Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a manufacturer and distributor of water purification and treatment products. Mr. Pertz is also a director of Compass Minerals Group, Inc. and Nalco Holding Company.

The Board has determined that Messrs. Aguilar, Evans, Giffin, Howard, Ménard, Pertz, Rolls, Sawchuk, and West, a substantial majority of directors, are “independent directors” as defined in the revised listing standards of the New York Stock Exchange (“NYSE”). As part of this determination, the Board found that none of these directors has a material relationship with Bowater. Bowater’s corporate governance principles (described on page 7) include the Board’s determination that the following categories of relationships are not material and will not impair a director’s independence:

■	Owning less than five percent of the equity of, or being a director of, another company that does business with Bowater where the annual sales to, or purchases from, Bowater are less than five percent of the annual revenues of either company;

■	Ownership of less than five percent of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to Bowater (or to which Bowater is indebted) where the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of either company; and

■	Serving as an officer, director or trustee of a charitable organization, where Bowater’s charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts, or $20,000 per year, whichever is less (and excluding Bowater’s match of charitable contributions by employees, officers and directors).

   Corporate Governance

General

Bowater has long believed that good corporate governance is critical in ensuring shareholder value. For many years, a substantial majority of Bowater’s directors have been independent, and Bowater’s Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee have included only non-management members. In addition, the Board’s non-management directors have traditionally met annually in executive session, primarily to consider chief executive officer compensation. Some of the more significant aspects of Bowater’s corporate governance, which complies with the standards established by the Securities and Exchange Commission (“SEC”) and the NYSE include the following:

Independent Directors

■	Historically, a majority of Bowater’s directors have been independent as defined by the NYSE’s revised listing standards, and Bowater’s formal policies now require a majority of independent directors.

■	Traditionally, Bowater’s non-management directors (all directors except Mr. Nemirow) have held formal executive sessions at least annually without the presence of management directors or executive officers. Mr. Sawchuk, as Chair of the Nominating and Governance Committee, has been chosen to preside at these meetings. If non-management directors include any directors who are not independent under the new rules and regulations, the independent directors will meet separately at least annually.

Audit Committee

■	All Audit Committee members are financially literate, and the Board has determined that at least one member is an “audit committee financial expert” under applicable SEC regulations.

■	Bowater’s independent auditors report directly to the Audit Committee, which controls their engagement.

■	The Audit Committee pre-approves the provision of all audit and non-audit services by Bowater’s independent auditors.

■	The Audit Committee has established a procedure for the confidential and anonymous reporting of concerns regarding questionable accounting or auditing matters.

■	The Audit Committee, through its chair or another member designated by the chair, meets with management and the independent auditors quarterly, in separate executive sessions if deemed necessary, to review Bowater’s financial statements and significant findings based upon the auditors’ review procedures.

Other Committees, Principles and Codes

■	The charters of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee have been revised and updated in accordance with the NYSE’s revised listing standards.

■	The Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee are composed solely of independent directors as defined by the NYSE’s revised listing standards.

■	Bowater has formalized its corporate governance principles, described in more detail below.

Bowater’s committee charters and corporate governance principles are described in more detail below. The charters for Bowater’s Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee are available at Bowater’s website (http://www.bowater.com).

Corporate Governance Principles

Bowater’s Board of Directors has adopted corporate governance principles, which are available at Bowater’s website (http://www.bowater.com). The purpose of Bowater’s corporate governance principles is to provide a structure within which the Board of Directors and management can pursue Bowater’s objectives for the benefit of its shareholders and supervise its management.

The corporate governance principles outline the Board’s responsibilities and the interplay among the Board and its committees in furthering Bowater’s overall objectives. The principles note the Board’s role in advising management on significant issues facing Bowater and in reviewing and approving significant actions by Bowater. In addition, the principles highlight principal roles of certain of the Board’s committees, including:

■	the selection and evaluation of senior executive officers (including the Chief Executive Officer) by the Board, the Nominating and Governance Committee and the Human Resources and Compensation Committee, including succession planning;

■	the administration of executive compensation and director compensation by the Human Resources and Compensation Committee, with reliance on the Nominating and Governance Committee’s assessment of executive performance and annual assessment of Board and committee effectiveness;

■	the selection and oversight of independent auditors and oversight of public financial reporting by the Audit Committee; and

■	the evaluation of candidates for Board membership and the oversight of the structure and practices of the Board, the committees and corporate governance matters in general by the Nominating and Governance Committee.

Bowater’s corporate governance principles also include, among other things:

■	general qualifications for Board membership, including independence requirements (with, among other things, the categorical standards for Board determinations of independence described on page 7);

■	director responsibilities, including Board and shareholder meeting attendance and advance review of meeting materials;

■	provisions for director access to management and independent advisors and for director orientation and continuing education;

■	an outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans, and setting a strong ethical “tone at the top.”

Bowater has adopted a code of business conduct that applies to all of Bowater’s North American employees, including Bowater’s Chief Executive Officer, principal financial and accounting officers and controller. The code of business conduct is posted on Bowater’s website

(http://www.bowater.com). Bowater will disclose amendments to its code of business conduct and any waivers of its provisions with respect to its Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller on its website within four business days following the date of the amendment or waiver.

Board and Committee Meetings

Committee Membership

The following table sets forth the membership of the standing committees of Bowater’s Board of Directors as of March 15, 2005.

Committee

Director	Audit	Executive	Finance	Human Resources and Compensation	Nominating and Governance
Francis J. Aguilar		X		X
Richard D. Evans				X
Gordon D. Giffin	X				X
Charles J. Howard	X		X
L. Jacques Ménard			X
Arnold M. Nemirow		X
Douglas A. Pertz			X
John A. Rolls	X	X	X		X
Arthur R. Sawchuk				X	X
Togo D. West, Jr.	X			X

Description of Board Committees

Audit Committee. This committee met six times in 2004. Its purposes and responsibilities include:

■	monitoring the integrity of Bowater’s financial reporting process and systems of internal controls, including reviewing Bowater’s accounting policies and systems of internal controls and internal auditing procedures, and reviewing Bowater’s earnings press releases, quarterly financial statements and the scope and results of Bowater’s annual audit;

■	monitoring the independence and qualifications of Bowater’s independent auditors, including approving the non-audit services rendered by Bowater’s independent auditors and considering the effect of such services on the independence of such auditors;

■	monitoring the performance of Bowater’s internal audit function and independent auditors, including appointing, retaining or replacing the independent auditors;

■	monitoring Bowater’s compliance with legal and regulatory requirements, including establishing and maintaining procedures for the receipt, retention and treatment of complaints or concerns regarding accounting or auditing matters, and

■	providing an open avenue of communication among Bowater’s Board of Directors, management, independent auditors and internal auditors.

The Board has determined that each of the Audit Committee members is independent under applicable standards of the SEC and the NYSE, and no Audit Committee member serves on the audit committee for more than three other public companies. The Board has also determined that Mr. Howard is an “audit committee financial expert” as defined by the SEC. For further information concerning the work of the Audit Committee, see “Report of the Audit Committee of the Board of Directors” on page 32 of this Proxy Statement.

Executive Committee.    This committee did not meet during 2004. It meets periodically to make decisions between meetings of the Board under authority delegated by the Board of Directors.

Finance Committee.    This committee met two times in 2004. It reviews and oversees Bowater’s financial affairs. The committee also provides financial oversight and direction of Bowater’s pension and savings plans, including approving the selection of trustees and the amount of contributions to be made by Bowater under these plans. In addition, the committee reviews and approves the adoption of actuarial and accounting methods and assumptions under these plans and reviews the action of management in establishing investment policy and administering the plans.

Human Resources and Compensation Committee.    This committee met six times in 2004. Each member of this committee is independent as defined in the NYSE’s listing standards. This committee’s purposes and responsibilities include:

■	evaluating Bowater’s compensation structure, including the evaluation and approval of compensation for Bowater’s executive officers and directors; and

■	evaluating and approving the adoption, amendment and termination of equity-based plans for Bowater’s executive officers, and administering executive bonus plans and awards and stock option plans and grants under the plans.

Nominating and Governance Committee.    This committee met five times in 2004. Each member of this committee is independent as defined in the NYSE’s listing standards. This committee’s purposes and responsibilities include:

■	advising the Board with respect to the organization, membership and function of the Board and the structure, membership and operation of committees, including the identification, selection or recommendation of Board members and of Board nominees for the annual meetings of shareholders; and

■	developing and recommending to the Board corporate governance principles and policies applicable to Bowater.

Bowater expects its directors to regularly attend Board meetings, meetings held by committees on which the directors sit, and annual and special meetings of Bowater’s shareholders. The Board of Directors met six times during 2004. During 2004, each member attended at least 80% of the aggregate of the Board meetings held during the period of time when he was a director and of the meetings of committees on which he served. Nine directors serving at that time attended Bowater’s 2004 Annual Meeting of Shareholders.

Selection and Evaluation of Board Candidates

The Board and the Nominating and Governance Committee are responsible for evaluating candidates and nominating directors and members of Board committees. The Nominating and Governance Committee identifies and recommends qualified director candidates to the Board. In making its recommendations to the Board, the committee considers the appropriate mix of skills and characteristics required to best fill the needs of the Board at a given point in time. The committee recommends candidates to the Board that will result in the Board being composed of at least a majority of independent directors. The committee seeks candidates that possess the following general qualifications:

■	High personal and professional ethics, integrity and values;

■	An inquiring and independent mind;

■	Practical wisdom, vision and mature judgment;

■	Substantial training and experience at the policy making level in business, government, or education;

■	Expertise that is useful to Bowater and complementary to the background and experience of other Board members, so that an optimum balance of expertise among members on the Board can be achieved and maintained;

■	Willingness and ability, in light of other business and personal commitments, to devote the required amount of time to diligently fulfill the duties and responsibilities of Board membership;

■	Commitment to serve on the Board over a period of years to develop knowledge about Bowater’s operations;

■	Involvement only in activities or interests that do not create a conflict that violates any applicable law or regulation or interferes with the proper performance of the duties and responsibilities of Board membership;

■	A strong sense of partnership and the ability to work well with others; and

■	Capacity and desire to represent the balanced best interests of Bowater’s shareholders as a whole.

The committee endeavors to find candidates who each have recent experience as a member of the board of at least one other company, preferably a publicly-held reporting company. In addition, to the extent possible, the committee seeks candidates whose election would result in the Board being composed of at least one Board member with each of the following specific areas of expertise/experience:

■	Professional services (e.g., attorneys; investment bankers; university professors);

■	Politics/government relations;

■	Management/operating experience (e.g., as a CEO, COO or senior manager); or

■	Financial/accounting experience (e.g., as a CFO, CFA, CPA or analyst).

The committee considers candidates that have been properly and timely proposed for nomination or recommended as a prospective nominee by shareholders, but the committee has the sole discretion to recommend the candidates as nominees for Board approval. The requirements and procedures for shareholder nominations and shareholder recommendations for candidates to be considered for nomination are summarized in this Proxy Statement under the caption “Proposals by Shareholders” on page 34.

The Nominating and Governance Committee identifies and evaluates nominees for directors based on the recommendations of a variety of sources, including referrals from shareholders, non-management directors, the Chief Executive Officer, third party search firms, advisors and representatives of Bowater, or other third parties. The committee retained a third party search firm in 2004. As is generally the case when the committee retains a third-party search firm, the firm assisted in identifying and evaluating potential nominees, including the conduct of background checks and interviews, and Bowater paid for the services rendered.

   Shareholder Communications with the Board of Directors

Bowater has implemented a policy to facilitate shareholders’ communication with Bowater’s Board of Directors. Under the policy, shareholders may communicate with board members, either individually or collectively, by writing to the board at the address of Bowater’s corporate headquarters. The communications will be summarized by the office of Bowater’s corporate secretary, which will circulate the summary and communication to the chair of the nominating committee. The secretary’s office will disregard solicitations and materials not sent by shareholders in their capacity as such. Details about this policy, including the manner in which shareholders may communicate with board members and the manner in which Bowater determines those communications that will be forwarded to directors, are available at Bowater’s website (http://www.bowater.com).

   Director Compensation

Each director who is not a Bowater employee (an “Outside Director”) is entitled to receive an annual retainer of $35,000, a fee of $1,500 per day for each Board meeting attended, and a fee of $1,000 per day for each Board committee meeting attended. Each director is also reimbursed for reasonable expenses incurred in attending meetings. In addition, Bowater provides contributions of up to $10,000 dollars per year to match donations by each director (as well as by all employees generally) to educational or cultural institutions. In 2004, Bowater contributed a total of under $5,000 to match donations by Outside Directors pursuant to this program. This matching program is designed to encourage charitable giving. Accordingly, Bowater does not consider these matching contributions to be compensation or perquisites, either for Outside Directors or employees.

On July 28, 2004, each director was granted 1,450 restricted stock units under the Company’s 2004 Non-Employee Director Stock Unit Plan. The Directors Stock Unit Plan provides for settlement of the Restricted Stock Units in cash upon the director’s ceasing to be an outside director of the Company or in two equal installments on April 30, 2005 and on April 30, 2006.

Deferred Compensation Plan for Outside Directors

Bowater’s Deferred Compensation Plan for Outside Directors (the “Deferred Plan”) permits Outside Directors to elect irrevocably to defer receipt of all or a part of their annual retainer and meeting fees. Compensation that a director has elected to defer under the Deferred Plan can be allocated to a cash account, a Bowater Common Stock account or both accounts, in increments of 10%, as elected by the director. Deferred compensation allocated to stock is credited to directors’ stock accounts on the date the deferred compensation would otherwise have been payable. The number of shares credited equals the dollar amount of the compensation deferred divided by 95% of the closing price on the day of deferral (i.e., a 5% discount) and includes fractional shares. Whenever dividends are paid on shares of Common Stock, each participant’s stock account will be credited with additional shares having an undiscounted value equal to the amount of the dividend paid on a single share of such stock, multiplied by the number of shares of Common Stock, including fractional shares, credited to the participant’s account on the dividend record date. Deferred compensation that is allocated to a cash account will be credited on the date on which such compensation would have been payable. Amounts credited to a Deferred Plan cash account will accrue interest on the average monthly balance of that account at a rate equal to the rate for the Fixed Income Fund maintained for Bowater’s Savings Plan (the “Savings Plan”). Outside Directors can elect to transfer balances between the cash and stock accounts subject to certain conditions set forth in the Deferred Plan, but they may not otherwise transfer shares in their stock accounts prior to the distribution of the shares upon their departure from the Board. Participants in the Deferred Plan may elect to have their Deferred Plan accounts distributed to them in Common Stock or cash either (a) as soon as possible after they cease to be Outside Directors or in a stated number of years thereafter or (b) in either five or ten installments. Of the Outside Directors, only directors Aguilar, Evans, Giffin, Ménard, Rolls and Sawchuk have accounts under the Deferred Plan.

Retirement Plan for Outside Directors

Bowater also has a Retirement Plan for Outside Directors (the “Retirement Plan”). All of Bowater’s current Outside Directors participate in the Retirement Plan. The Retirement Plan provides for retirement benefits equal to 10% of the participant’s annualized retainer at the termination of service multiplied by the participant’s years of service as an Outside Director of Bowater, up to a maximum of ten years. The benefit may be received in quarterly payments or a lump sum. Normal retirement benefits may begin at age 65 after the completion of five or more years of service, although early retirement is permitted (with Bowater’s consent) upon attaining age 55 and completing five years of service. Participants who elect early commencement of benefit payments after retirement receive a reduced benefit. The Retirement Plan provides that a participant who was an Outside Director immediately prior to a change in control of Bowater and who is removed from or not renominated to his or her directorship by reason of the change in control is entitled to the early retirement benefits provided by the plan regardless of whether the plan requirements for early retirement have been satisfied. The calculation of these benefits will include fees paid for attending Board and committee meetings for the year preceding the change in control.

In March 2005, the Board of Directors adopted a resolution to replace the Retirement Plan with a stock-based plan in order to better align compensation with shareholder interests. The new stock-based plan includes an annual grant of $15,000 worth of stock-based units for each year of future service. For Outside Directors with less than five years of service (five directors), participation in the deferred stock-based plan will begin in May 2005, and dependent upon promulgation of applicable guidance later this year, it is expected that benefits accrued as of May 2005 under the Retirement Plan of all such Outside Directors will be subject to conversion to the new stock-based plan. Outside Directors with more than five years of service (four directors) will be able to choose whether to continue to participate in the Retirement Plan, or to participate in the new stock-based plan including conversion of benefits accrued as of May 2005 under the Retirement Plan to units under the new stock-based plan. The value of the stock-based units will be paid to an Outside Director upon termination of service on the Board provided the Outside Director has served at least five years.

Stock Ownership

  5% Beneficial Owners

Bowater knows of no person who, or group that, owns beneficially more than 5% of the outstanding voting power of its stock as of March 15, 2005, except as set forth in the table below. Information in the table is based solely on Schedule 13G filings made by beneficial owners with the SEC.

Name and Address of Beneficial Owner	Voting Power		Investment Power		Total Amount And Nature of Beneficial Ownership	Percent of Class(1)
	Sole	Shared	Sole	Shared

Massachusetts Financial Services Company(2) 500 Boylston Street Boston, MA 02116	5,941,089	–	6,264,499	–	6,264,499	10.9%
PEA Capital LLC(3) 1345 Avenue of the Americas New York, NY 10105	5,584,700	–	5,584,700	–	5,584,700	9.7%
Franklin Resources, Inc.(4) One Franklin Parkway San Mateo, CA 94403	4,980,375	–	5,101,175		5,101,175	8.9%
Wellington Management Company, LLP(5) 75 State Street Boston, MA 02109	–	3,554,904	–	4,629,503	4,629,503	8.1%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	771,000	–	4,120,007	–	4,120,007	7.2%

(1)	On all matters submitted for shareholder vote, the Common Stock votes together as a single class with the special voting stock held by the Trustee. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders. Accordingly, percentages have been calculated based upon the total number of shares of Common Stock (55,911,559 shares) and Exchangeable Shares (1,445,029 shares) outstanding as of March 15, 2004. These numbers do not include any treasury shares.

(2)	In an amendment dated as of December 31, 2004 and filed February 3, 2005 Schedule 13G, Massachusetts Financial Services Company (“MFS”) reported that these shares are also beneficially owned by certain other non-reporting entities as well as MFS.

(3)	In an amendment dated as of December 31, 2004, and filed February 9, 2005, to Schedule 13G, PEA Capital LLC (“PEA”) reported that these shares are collectively beneficially owned by account holders for which PEA serves as investment adviser. In its role as investment adviser, PEA has sole power to dispose of the shares and to vote the shares under its written guidelines.

(4)

In an amendment dated as of December 31, 2004, and filed February 9, 2005, to Schedule 13G, Franklin Resources, Inc. (“FRI”) reported that these securities are beneficially owned by investment companies or other managed accounts that are advised by investment advisory subsidiaries of FRI (which have investment and/or voting power over the securities owned by their investment advisory clients). Accordingly, such subsidiaries may be deemed to be the beneficial owners of the referenced securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Shareholders”) (each with the same business address as FRI) each owns in excess of 10% of the outstanding common stock of FRI. FRI and the FRI Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The Schedule 13G reported that (a) one of the investment adviser subsidiaries,

Templeton Global Advisors Limited (for which the business address is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas), has sole voting power and sole dispositive power with respect to 4,655,700 of the shares shown; (b) Franklin Advisers, Inc. (same address as FRI) has sole voting power and sole dispositive power with respect to 51,400 of the shares shown; (c) Franklin Templeton Investments Corp. (same address as FRI) has sole voting power and sole dispositive power with respect to 211,275 of the shares shown; and (d) Franklin Templeton Investment Management Limited (same address as FRI) has sole voting power with respect to 62,000 of the shares and dispositive power with respect to 182,800 of the shares shown. Each of FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaims any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended, and that they are not otherwise required to attribute to each other the beneficial ownership of securities held by any of them or by any persons or entities advised by subsidiaries of FRI.

(5)	In an amendment dated as of December 31, 2004, and filed February 14, 2004, to Schedule 13G, Wellington Management Company, LLP (“WMC”) reported that these shares are owned of record by clients of WMC for which it serves as investment advisor. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than 5% of this class of securities.

(6)	In an amendment dated as of February 15, 2005, to Schedule 13G, T. Rowe Price Associates, Inc. (“Price Associates”) reported that Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is invested in its clients which Price Associates serves as investment advisor. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

  Directors and Executive Officers

As of March 15, 2005, ownership of Common Stock and Exchangeable Shares by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of Bowater as a group was as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	% of Outstanding Common Stock and Exchangeable Shares Entitled To Give Voting Instructions(2)
Arnold M. Nemirow	872,774	1.5%
E. Patrick Duffy	281,144	*
Arthur D. Fuller	365,335	*
David J. Steuart	191,350	*
R. Donald Newman	202,446	*
Francis J. Aguilar	40,715	*
Richard B. Evans	4,403	*
Gordon D. Giffin	4,841	*
Charles J. Howard	35,250	*
L. Jacques Ménard	17,555	*
Douglas A. Pertz	1,000	*
John A. Rolls	42,910	*
Arthur R. Sawchuk	28,516	*
Togo D. West, Jr.	14,444	*
Directors/Executive Officers as a group (27 persons)	3,492,811	6.1%

*	Represents holdings of less than 1% of the outstanding shares of Common Stock and Exchangeable Shares.

(1)	Beneficial ownership consists of shares owned directly or indirectly, shares underlying options or other rights to acquire shares that are currently exercisable or that will be exercisable on or before May 15, 2005, and shares of restricted stock held by participants in the LTIP Plan that were granted pursuant to the restricted stock awards under Bowater’s 2002 Stock Option Plan shown in the 2002 compensation lines of the Summary Compensation table on page 23. The beneficial ownership stated above represents sole voting and investment power, except that 7,000 of Mr. Howard’s shares are owned by Ausnoram Holdings Limited, of which Mr. Howard is a principal, and that ownership of restricted stock represents sole voting power but not investment power. Common Stock held in the Savings Plan is allocated to the accounts of Bowater’s officers who participate in the plan. The number of shares of Common Stock allocated to officers is provided by the Savings Plan administrator in a statement for the period ending December 31, 2004, based on the market value of the applicable plan units held by the officer. This table also includes shares of Common Stock allocated under Bowater’s Compensatory Benefits Plan (the “Compensatory Plan”) based on a statement for the period ending December 31, 2004. Additional shares of Common Stock may have been allocated to the accounts of participants in the Savings Plan or Compensatory Plan since the date of the last statements from the plan administrators. Participants in the Compensatory Plan have no voting power with respect to share allocations but receive cash payouts based on the number of shares allocated to their accounts under the plan upon their retirement from Bowater, death, disability or other termination of employment (if they have three years of service), and do not have investment power over share allocations prior to that time. The number of shares allocated under each of the Savings Plan and the Compensatory Plan is subject to revision in order to comply with requirements respecting nondiscrimination standards and limitations on contributions under the Internal Revenue Code of 1986, as amended.

The following table indicates the nature of Common Stock ownership of each individual listed in the table.

	Direct Ownership		Deferred Plan	Savings Plan	Compensatory Plan	Subject to Options Exercisable Currently or Before May 15, 2005
	Common	Exchangeable
Arnold M. Nemirow	47,510	–	–	1,480	5,784	818,000
Arthur D. Fuller	23,589	–	–	6,141	3,005	332,600
E. Patrick Duffy	10,544	–	–	966	2,334	267,300
David J. Steuart	8,270	880	–	–	–	182,200
R. Donald Newman	3,981	–	–	9,921	1,544	187,000
Francis J. Aguilar	2,278	-	10,937	–	–	27,500
Richard B. Evans	2,000	–	1,403	–	–	1,000
Gordon D. Giffin	–	–	2,341	–	–	2,500
Charles J. Howard	8,000	–	–	–	–	27,250
L. Jacques Ménard	2,000	–	–	–	–	15,555
Douglas A. Pertz	–	–	–	–	–	1,000
John A. Rolls	–	–	15,410	–	–	27,500
Arthur R. Sawchuk	–	1,577	1,439	–	–	25,500
Togo D. West, Jr.	–	–	–	–	–	14,444
Directors/Executive Officers as a group (27 persons)	146,480	4,841	31,530	55,707	19,654	3,234,599

(2)	The Common Stock votes together with the special voting stock held by the Trustee on all matters. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which it has timely received voting instructions from Exchangeable Shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of shares of Common Stock and Exchangeable Shares outstanding as of March 15, 2005. In addition, under Rule 13d-3 of the Exchange Act, percentages have been computed on the assumption that shares of Common Stock that can be acquired within 60 days of March 15, 2005, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

Human Resources and Compensation

Committee Report on Executive Compensation

The Human Resources and Compensation Committee (the “Committee”) discharges certain responsibilities of the Board of Directors with respect to human resources strategy, policies and programs and matters relating to the utilization of human resources. The Committee also evaluates and makes recommendations regarding the compensation of directors. The Committee’s goal is to develop and monitor executive compensation programs that are consistent with strategic business objectives and shareholder interests.

The Committee is composed entirely of independent directors, as defined by NYSE regulations, who have never served as officers of Bowater and have no interlocking relationships, as defined by the SEC’s regulations.

Key Elements and Policies for Compensation of Executive Officers

Bowater’s basic policy for executive officers is that compensation should vary depending on Bowater’s success in the following areas:

■	Performance versus Bowater’s financial and strategic objectives, and

■	Creation of shareholder value over both the short and long term.

The key elements of Bowater’s 2004 executive compensation program were base salary, the Annual Incentive Plan, the 2003-2005 and 2004-2006 Mid-Term Incentive Plans, and stock-based incentive compensation. To determine appropriate compensation levels within each pay component, the Committee considered all elements of the executive compensation program.

Base Salary

Because of Bowater’s financial performance during 2003, base salary levels for Bowater’s executive officers were frozen in 2004. In fact, because of challenging business conditions, executive officer salaries did not increase from January 2001 through 2004, except for increases resulting from promotions and the assignment of increased responsibilities. Historically executive officers’ salaries were generally set to place them above median levels of executive compensation at comparable companies considering the scope of the individual’s responsibilities relative to the responsibilities of executives at the comparable companies. Historically competitive market data on comparable companies was provided by an independent compensation consultant. The group of companies last used for comparison purposes included the S & P Forest Products and Paper Group for that year as well as Sonoco Inc. and Wausau-Mosinee Paper Corp. The comparison group differed from the Dow Jones Paper Products Group (the peer group historically shown in Bowater’s total shareholder return chart) for that year in that the comparison group excluded single-product companies (Pope & Talbot, Inc. and Caraustar Industries, Inc.) that were part of the Dow Jones Paper Products Group and included additional multi-product companies (Georgia Pacific Corp., Louisiana Pacific Corp., Potlatch Corp., Weyerhaeuser Company and Sonoco Inc.) to increase the size of the comparison group. The composition of the Dow Jones Paper Products Group has since changed to include Potlatch Corp. and to exclude Abitibi-Consolidated Inc., Stora Enso Corp. and Boise Cascade Corporation.

Annual Incentive Plan

Executive officers have the opportunity to receive annual bonuses through Bowater’s Annual Incentive Plan. Payouts under the Annual Incentive Plan are at the discretion of the Committee. The Annual Incentive Plan used eight performance measures in 2004: return on net assets (“RONA”), return on capital spending, mill performance, woodlands and lumber performance, profit improvement initiatives (cost savings), sales goals, forest products project performance and pulp operating income. Each executive’s annual incentive award targets were based on at least four of these measures, each weighted from 5% to 50%, depending on the executive’s responsibilities and function.

■	RONA was measured at the divisional and corporate levels, with awards based on performance relative to goals established at the beginning of the year. The capital-intensive nature of Bowater’s business means that it is critical to evaluate earnings in the context of the resources required to generate them.

■	Return on capital spending targets were set to reflect Bowater’s priority to spend capital dollars on the highest return capital projects.

■	Operating unit (mill and woodlands and lumber) performance goals were established to reflect Bowater’s desire to improve performance in one or more of the areas of safety, productivity, quality, cost reduction, and operating income. These goals mirror the performance criteria established for Bowater’s gainsharing programs, which generally apply to employees not in the Annual Incentive Plan.

■	Profit improvement initiative goals were set based on successful implementation of cost savings initiatives.

■	Sales performance goals were established to reflect Bowater’s focus on improving operating efficiencies through optimizing product mix and reducing sales and distribution costs for both Bowater and its customers.

■	Forest products project performance goals were established to focus management on certain operational areas.

■	Pulp division operating income goals were set to reflect the financial performance of this product line.

Bowater’s performance during 2004 resulted in annual incentive awards ranging from 56.1% to 157.3% of target levels to executive officers.

Mid-Term Incentive Plan

During 2003 the Committee approved a Mid-Term Incentive Plan (“MTIP”). The MTIP has rolling three-year plan cycles, the first of which runs from January 1, 2003, to December 31, 2005, and the second of which runs from January 1, 2004 to December 31, 2006. The MTIP is designed to link rewards of key executives to the performance of Bowater’s Common Stock and to encourage the generation of cash flow from operations. Awards may be paid in any form, including, without limitation, cash, stock, restricted stock, phantom stock, stock options, and stock appreciation rights. No payouts under the plan will occur until after completion of the 2003-2005 cycle. The combined maximum payout percentage for the 2003-2005 cycle is 270% of a participant’s base salary as of December 31, 2005, with a 135% maximum for performance-based awards and a 135% maximum for discretionary awards. Beginning with the second plan cycle, participants can earn up to 90% of end-of-cycle base salary (with the allocation between performance and discretionary awards determined by the Committee at the beginning of each plan cycle). Payouts under the MTIP will be made only to the extent that Bowater generates cash from operations in excess of normal dividends paid during the plan cycle sufficient to fund the awards. The performance award formula computes a payout percentage based on the total shareholder return (“TSR”) of Bowater’s Common Stock (taking into account changes in price and dividends paid) compared to a group initially consisting of 14 peer companies. For the 2003-2005 plan cycle, if Bowater’s TSR equals the peer group’s average TSR, participants may receive a payout of 50% of base salary at December 31, 2005. This amount increases linearly to a maximum payout of 135% of base salary at December 31, 2005, if Bowater’s TSR equals or exceeds 90% of the highest TSR in the peer group. For the 2004 – 2006 plan cycle, if Bowater’s TSR equals the peer group’s average TSR, participants may receive a payout of 16.67% of base salary at December 31, 2006. This amount increases linearly to a maximum payout of 45% of base salary at December 31, 2006, if Bowater’s TSR equals or exceeds 90% of the highest TSR in the peer group. The group of peer companies includes all of Bowater’s peer companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 22 of this Proxy Statement except for Pope & Talbot, Inc. and Caraustar Industries, Inc. (which were excluded because they are single-product companies) and also includes ten other paper and forest products companies which the Committee believes the investment community views as investment opportunities similar to Bowater (Abitibi Consolidated Inc., Boise Cascade Corporation, Georgia Pacific Corp., Glatfelter P.H. Co., Louisiana-Pacific Corp., Norske Skog Canada Inc., Rayonier Inc., Stora Enso Corporation, UPM Kymmene Corp. and Weyerhaeuser Company). Payouts under the discretionary component of the plan may be awarded in the discretion of the Committee at the end of the plan cycle based upon the Committee’s assessment of management’s performance during the plan cycle. The MTIP provides for maximum payouts in the event of a change in control and for pro rata awards in the case of death, disability, retirement or the sale of the business unit in which the participant is employed, provided the executive has participated in the plan cycle for at least one year.

Stock Options

Stock options continue to play an important role in linking executives’ compensation to Bowater’s Common Stock performance, and thus to the interests of shareholders. In 2004 stock options were granted to executives including the Named Executive Officers. Grants for the Named Executive Officers are shown in the “Option/SAR Grants in Last Fiscal Year” table on page 24. The number of stock options granted to each executive officer was based on the executive’s position rank. Each of the options granted to an executive had an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, the options have value to the option holder only if the stock price appreciates.

The Committee believes the design of the stock option awards focuses executives on the creation of shareholder wealth over the long term. However, the Committee recognizes that stock option grants alone do not precisely align the executives’ interests with those of the shareholders. The Committee has directed its compensation consultant to develop, in consultation with management, alternative equity compensation structures based on restricted stock for the Committee’s consideration. The Committee expects to decide upon a revised equity compensation structure by early 2006.

Compensation of the CEO During 2004

The Committee annually reviews Mr. Nemirow’s salary level and considers such factors as individual performance and contribution to Bowater’s success when contemplating future salary adjustments. Mr. Nemirow’s 2004 salary was determined on the same basis as the base salaries for all executive officers, as described above; therefore Mr. Nemirow’s base salary was frozen in 2004. Mr. Nemirow’s 2004 payout under the Annual Incentive Plan was based on the measures described above, weighted as follows: RONA - 50%, Return on Capital Spending - 15%, Operating Unit Performance - 25% and Profit Improvement Initiatives - 10%. During 2004 Mr. Nemirow received stock option grants for 100,000 shares of Common Stock. Those options have terms identical to, and were determined on the same basis as, those of all other executive officers as described above.

Policy with Respect to Corporate Tax Deduction Limit

In order to maintain flexibility to attract and retain qualified executives, the Committee may allow for compensation that is not deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Bowater paid certain non-deductible compensation to Mr. Nemirow in 2004, the impact of which was not material to Bowater.

All members of the Human Resources and Compensation Committee concur with this report.

Francis J. Aguilar (Chairman)

Richard B. Evans

Arthur R. Sawchuk

Togo D. West, Jr.

   Compensation Committee Interlocks and Insider Participation

Francis J. Aguilar, Arthur R. Sawchuk and Togo D. West, Jr. served on Bowater’s Human Resources and Compensation Committee during the entirety of 2004. Richard B. Evans was appointed to the Human Resources and Compensation Committee in May 2004. Mr. Sawchuk served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. None of the members of the Committee has served as officers of Bowater, and none has any interlocking relationships, as defined by SEC regulations.

Total Shareholder Return

Bowater vs. Dow Jones Paper Products Index and S&P 500 - 1999-2004*

The table below compares the cumulative shareholder return of the Common Stock for the last five years with the cumulative total return of the Dow Jones Paper Products Index* and the S&P 500, assuming a $100 investment on December 31, 1999.

Summary	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
Bowater	100	105.5	90.7	81.2	91.4	88.5
S&P 500	100	91.2	80.4	62.6	80.6	89.5
Dow Jones Paper Products*	100	79.2	78.7	69.6	87.6	92.6

*	Companies include Bowater Incorporated, Caraustar Industries, Inc., International Paper Company, MeadWestvaco Corporation, Pope & Talbot, Inc., Potlatch Corp., and Wausau-Mosinee Paper Corporation, which were the component companies of the Dow Jones Paper Products index at December 31, 2004. Cumulative shareholder return methodology supplied by the Center for Research in Security Prices, University of Chicago, Graduate School of Business.

Executive Compensation

The following table sets forth information concerning all compensation paid by Bowater and its subsidiaries during the 2002, 2003 and 2004 fiscal years to the Chief Executive Officer and the other four executive officers with the highest salaries and bonuses during fiscal year 2004 for services rendered in all capacities to Bowater and its subsidiaries during these fiscal years. These officers are referred to collectively in this proxy statement as the “Named Executive Officers.”

Summary Compensation Table

							Long-Term Compensation			All Other Compensation ($)
	Year	Annual Compensation					Awards		Payouts
Name and Principal Position During 2004		Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Arnold M. Nemirow	2004	942,788	(3)	467,976		–	–	100,000	–	43,895	(3)
Chairman, President and Chief Executive Officer	2003 2002	942,788 942,788	(3) (3)	– 500,684		– –	– 346,697	100,000 100,000	(2)	– 31,650

E. Patrick Duffy	2004	436,231	(4)	292,324		1,576	–	30,000		18,773	(4)
Senior Vice President and President–Coated and Specialty Papers Division	2003 2002	436,231 436,231	(4) (4)	– 202,230		1,576 –	– 160,516	30,000 30,000	(2)	– 15,408

Arthur D. Fuller	2004	477,000	(5)	183,054		1,724	–	40,000		22,663	(5)
Executive Vice President and President–Newsprint Division	2003 2002	468,000 468,000		– 272,596		1,724 –	– 175,589	35,000 35,000	(2)	– 17,522

David J. Steuart	2004	417,780	(6)	226,547	(7)	–	–	25,000		19,245	(6)
Senior Vice President And President-Pulp Division	2003 2002	373,964 333,542	(6) (6)	– 137,636	(7)	– –	– 125,072	25,000 25,000	(2)	– 11,847

R. Donald Newman Executive Vice President and Chief Operating Officer Officer	2004 2003 2002	407,692 400,000 368,000	(8)	212,400 – 175,424		1,472 1,472 –	– – 149,923	40,000 30,000 20,000	(2)	18,474 – 13,248	(8)

(1)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus of any Named Executive Officer for the years shown.

(2)	The Human Resources and Compensation Committee granted restricted stock under the 2002 Stock Option Plan, in lieu of cash payouts, under the 2000-2002 LTIP. The restricted stock awards were subject to a two-year vesting requirement (i.e., 50% at January 28, 2004, and 50% at January 28, 2005, subject to continued employment). The values of the unvested shares at December 31, 2004 are: Mr. Nemirow 4,255 shares, $187,092; Mr. Duffy 1,970 shares, $86,621; Mr. Fuller 2,155, $94,755; Mr. Steuart 1,535 shares, $67,494 and Mr. Newman 1,840 shares, $80,905. None of the named executive officers held any other restricted stock as of December 31, 2004. The shares of restricted stock receive dividends.

(3)	Amounts included under “Salary” for Mr. Nemirow for 2004, 2003 and 2002 include $17,788, $17,788 and $17,788, respectively, from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2004 consist of Bowater contributions of $7,846 under the Savings Plan and $36,049 under the Compensatory Plan.

(4)	Amounts included under “Salary” for Mr. Duffy for 2004, 2003 and 2002 include $8,231, $8,231 and $8,231, respectively, from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2004 consist of Bowater contributions of $7,881 under the Savings Plan and $10,892 under the Compensatory Plan.

(5)	Amounts included under “Salary” for Mr. Fuller for 2004 include $9,000 from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2004 consist of Bowater contributions of $9,707 under the Savings Plan and $12,956 under the Compensatory Plan.

(6)	Salary for Mr. Steuart was constant on a local currency basis from January 2001 through December 2004. Other changes in Mr. Steuart’s reported salary relate to fluctuation in the currency exchange rate. The dollar amounts of Mr. Steuart’s reported salary have been converted from Canadian dollars to U.S. dollars using an average of the daily Canadian dollar to U.S. dollar exchange rate for the relevant year. Amounts included under “All Other Compensation” for Mr. Steuart for 2004 consist of Bowater contributions of $19,245 under the Savings Plan.

(7)	The dollar amounts of Mr. Steuart’s reported bonuses have been converted from Canadian dollars to U.S. dollars using the Canadian dollar to U.S. dollar exchange rate on the dates they were paid.

(8)	Amounts included under “Salary” for Mr. Newman for 2004 include $7,692 from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2004 consist of Bowater contributions of $9,060 under the Savings Plan and $9,414 under the Compensatory Plan.

  Stock Option Grants

The following table sets forth information regarding options and stock appreciation rights (“SARs”) granted with respect to Common Stock made by Bowater to the Named Executive Officers during 2004.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/ SARs Granted to Employees in 2004	Exercise Price $/Share	Expiration Date(1)	Grant Date Present Value ($)(2)
Arnold M. Nemirow	100,000	(3)	11.69%	45.02	1/27/2014	1,388,000
E. Patrick Duffy	30,000	(3)	3.51%	45.02	1/27/2014	416,400
Arthur D. Fuller	40,000	(3)	4.68%	45.02	1/27/2014	555,200
David J. Steuart	25,000	(3)	2.82%	45.02	1/27/2014	347,000
R. Donald Newman	40,000	(3)	4.68%	45.02	1/27/2014	555,200

(1)	The plan under which the options were granted and the option agreements set forth earlier expiration dates under certain circumstances.

(2)	The present values of these options were calculated using the Black-Scholes option pricing model and assuming volatility of 30.6%, a risk free return rate of 3.4%, a dividend rate of $0.80 per share and an average expected option life of 6.8 years. The ultimate values of the options will depend on the future market price of the Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(3)	Options with respect to 50% of the covered shares of Common Stock became exercisable on January 27, 2005, and options with respect to the remaining 50% of the shares of Common Stock will become exercisable on January 27, 2006, if the condition of continued employment is met. In addition, the plan under which the options were granted provides that the exercisability date is accelerated and Bowater is required to repurchase outstanding options at a defined acceleration price upon the occurrence of a change in control event as defined in the plan.

  Stock Option Holdings and Exercises

The table below sets forth information concerning (1) Common Stock options exercised by Named Executive Officers during 2004 and (2) the value at December 31, 2004, of SARs and unexercised Common Stock options held by the Named Executive Officers.

Aggregated Option Exercises in 2004 and 2004 Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/2004 (#)			Value of Unexercised In-the-Money Options/SARs at 12/31/2004 ($)(1)
			Exercisable	/	Unexercisable	Exercisable	/	Unexercisable
Arnold M. Nemirow	80,000	$1,205,932	718,000		150,000	$1,019,065		$161,500
E. Patrick Duffy	20,000	$233,600	237,300		45,000	$418,121		$48,450
Arthur D. Fuller	0	0	295,100		57,500	$626,659		$56,525
David J. Steuart	0	0	157,200		37,500	$118,034		$40,375
R. Donald Newman	0	0	152,000		55,000	$214,220		$48,450

(1)	Based on the difference between the option exercise price and the closing price of Bowater’s Common Stock on the NYSE on December 31, 2004, of $43.97.

  LTIP Awards

Bowater has adopted a Mid-Term Incentive Plan (“MTIP”). The MTIP provides for rolling three-year plan cycles, the first of which runs from January 1, 2003 to December 31, 2005, and the second of which runs from January 1, 2004 to December 31, 2006. The MTIP is designed to link rewards of key executives to the performance of Bowater’s Common Stock and to encourage the generation of cash flow from operations. Awards may be paid in any form, including without limitation, cash, stock, restricted stock, phantom stock, stock options, and stock appreciation rights. No payouts under the plan will occur until after completion of the 2003-2005 cycle, and payouts under the MTIP will be made only to the extent that Bowater generates cash from operations in excess of normal dividends paid during the plan cycle sufficient to fund the awards. Potential payouts under the MTIP are shown in the table below.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Arnold M. Nemirow	(1)	2003-2005	50% of 2005 salary (2)	(2)	270% of 2005 salary (2)
	(1)	2004-2006	16.67% of 2006 salary (2)	(2)	90% of 2006 salary (2)
E. Patrick Duffy	(1)	2003-2005	50% of 2005 salary (2)	(2)	270% of 2005 salary (2))
	(1)	2004-2006	6.02% of 2005 salary (2)	(2)	32.5% of 2006 salary (2)
Arthur D. Fuller	(1)	2003-2005	50% of 2005 salary (2)	(2)	270% of 2005 salary (2))
	(1)	2004-2006	6.02% of 2005 salary (2)	(2)	32.5% of 2006 salary (2)
David J. Steuart	(1)	2003-2005	50% of 2005 salary (2)	(2)	270% of 2005 salary (2)
	(1)	2004-2006	16.67% of 2006 salary (2)	(2)	90% of 2006 salary (2)
R. Donald Newman	(1)	2003-2005	50% of 2005 salary (2)	(2)	270% of 2005 salary (2)
	(1)	2004-2006	16.67% of 2006 salary (2)	(2)	90% of 2006 salary (2)

(1)	No units have been awarded under the MTIP. Instead, under the 2003-2005 plan cycle, each participant in the plan is eligible to receive a payout at the conclusion of the plan cycle of up to 270% of his or her base salary as of December 31, 2005 (the “2005 base salary”) as described below. Under the 2004-2006 plan cycle, each participant in the plan is eligible to receive a payout at the conclusion of the plan cycle of up to 90% of his or her base salary as of December 31, 2006. Any stock-based awards will be issued pursuant to and in accordance with the terms of another Bowater plan governing the issuance of such types of compensation.

(2)	Under the MTIP, participants are eligible to receive payouts of up to 135% of their 2005 base salary if their performance-based targets are met and an additional payout of up to 135% of their 2005 base salary under the discretionary component of the plan. The performance award formula computes a payout percentage based on the total shareholder return (“TSR”) of Bowater compared to a group initially consisting of 14 peer companies beginning with a payout of 50% of 2005 year-end base salary if Bowater’s TSR equals the peer group’s average TSR and increasing linearly to a maximum payout of 135% of 2005 year-end base salary if Bowater’s TSR equals or exceeds 90% of the highest TSR in the peer group. For the 2004–2006 plan cycle, if Bowater’s TSR equals the peer group’s average TSR, participants may receive a payout of 16.67% of base salary at December 31, 2006. This amount increases linearly to a maximum payout of 45% of base salary at December 31, 2006, if Bowater’s TSR equals or exceeds 90% of the highest TSR in the peer group. Payouts under the discretionary component of the plan may be awarded in the discretion of the Human Resources and Compensation Committee at the end of the plan cycle based upon the Committee’s assessment of management’s achievements during the plan cycle. The group of peer companies includes all of Bowater’s peer companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 22 of this Proxy Statement except for Pope & Talbot, Inc. and Caraustar Industries, Inc. (which were excluded because they are single-product companies), and also includes ten other paper and forest products companies which the Committee believes the investment community views as investment opportunities similar to Bowater (Abitibi Consolidated Inc., Boise Cascade Corporation, Georgia Pacific Corp., Glatfelter P.H. Co., Louisiana-Pacific Corp., Norske Skog Canada Inc., Rayonier Inc., Stora Enso Corporation, UPM Kymmene Corp. and Weyerhaeuser Company). The MTIP provides for maximum payouts in the event of a change in control and for pro rata awards in the case of death, disability, retirement or the sale of the business unit in which the participant is employed, provided the executive has participated in the plan cycle for at least one year. See the subsection entitled “Employment and Change in Control Agreements” below.

  Stock Retention Program

Bowater has established stock ownership guidelines for directors and senior executives as a way to better align their financial interests with those of shareholders. In order to be eligible for future bonus payments, senior executives are required to own stock with a value equal to a specified multiple of their base salaries. The requisite multiples are three for the Chief Executive Officer, two for executive vice presidents, and one-half to two for senior vice presidents, corporate vice presidents, divisional vice presidents and others, depending on their respective position ranks. In addition, directors are expected to own stock having a value equal to three times their annual retainers. Up to one-half of the ownership requirement must be satisfied through Common Stock or Exchangeable Shares owned outright or through Bowater benefit plans; the remainder may be met through vested stock options or vested equity participation rights. Covered individuals are expected to comply fully with these guidelines within three to four years after the executive’s employment with Bowater or promotion to a covered position, or the director’s election to the Board. As of February 1, 2005 (the plan’s measurement date), the covered directors and officers were substantially in compliance with the Stock Retention Program.

  Employment and Change in Control Agreements

Each Named Executive Officer (collectively, the “Executives”) is party to an employment agreement (collectively, the “Agreements”). Each Agreement continues until death, disability, retirement or written notice of termination by either Bowater or the Executive. In the event of a “change in control,” as defined in the CIC Agreements described below, the term of the Agreements continues for not less than three years unless the Executive terminates his employment for other than “good reason” (as defined in the CIC Agreements). The Agreements provide for payment to each Executive of an annual base salary and for the Executive’s participation in Bowater’s various bonus and benefit plans in effect from time to time while the Agreements are in effect. In the event the Executive’s employment is involuntarily terminated for reasons other than death, disability, retirement or “cause” (defined in the Agreements as gross negligence or willful misconduct by the Executive either in the course of his employment or that has a material adverse effect on Bowater or on the Executive’s ability to perform his duties adequately and effectively), the Agreements provide for payments equal to two years of annual base salaries and annual incentive awards, plus a prorated annual incentive award for the year of termination. Mr. Nemirow’s Agreement provides that, for purposes of determining the benefits due under Bowater’s benefits plans, he will receive credit for continuous employment at an accelerated rate.

Mr. Duffy retired effective January 31, 2005 and Mr. Fuller retired effective January 21, 2005. In connection with their retirements, their CIC Agreements were terminated and the terms of their Agreements were amended. Under the terms of their amended Agreements, Messrs. Duffy and Fuller agreed to provide two years of advisory and consultative services and executed a general waiver and release in favor of Bowater. They will receive their base salaries plus a precalculated bonus amount based on the Annual Incentive Awards they received in 2003 during that two-year period. They will also receive the full amount of any award earned for the first MTIP cycle and a prorated portion of any award earned for the second MTIP cycle.

Each Executive is also a party to a change in control agreement with Bowater (collectively, the “CIC Agreements”). The CIC Agreements continue until an Executive’s employment is terminated and all obligations thereunder have been satisfied. Following a change in control of Bowater, if an Executive’s employment is terminated within 36 months (except for a termination due to death, disability, or for “cause” (defined as gross negligence that has not been cured, willful misconduct that has not been cured, or conviction of a felony, which action has a demonstrable and material adverse effect upon Bowater)), or if the Executive elects to terminate his employment either (a) for good reason or (b) during a 30-day period after the first anniversary of the change in control, the Executive will receive his accrued salary. Unless the Executive’s termination is for “cause”, he will also receive a prorated annual incentive award and all benefits under Bowater’s benefit plans and policies to which he is entitled through his date of termination.

In addition, the Executive will receive, in lieu of any severance payments provided in his employment agreement described above, an amount equal to the sum of: (a) three times the Executive’s annual base salary in effect when the Executive is terminated or, if higher, the Executive’s annual base salary in effect immediately prior to the change in control; (b) three times the highest possible annual incentive award that could have been awarded to the Executive under the annual incentive plan in effect when the Executive is terminated, or, if higher, during the year of the change in control; (c) three times the largest annual contribution that could have been made by Bowater to its savings plans on the Executive’s behalf for the year in which the Executive is terminated or, if higher, for the year of the change in control; (d) thirty percent of the Executive’s annual base salary in effect when the Executive is terminated, or, if higher, the Executive’s annual base salary in effect immediately prior to the change in control (as compensation for certain other benefits lost as a result of the termination of employment); (e) an amount equal to the present value of the additional retirement benefits the Executive would have earned for the three years following the Executive’s termination date; and (f) retiree health care and life insurance coverage on substantially the same terms as would have been provided to Executive retirees as of the date of the change in control.

The CIC Agreements define a “change in control” as occurring if: (a) any person becomes beneficial owner of an amount of Bowater stock representing 20% or more of the combined voting power of Bowater’s then outstanding voting securities, unless the Board has approved the acquisition of up to 50% of these securities or the person has filed a Schedule 13G indicating the person’s intent to hold the securities for investment; (b) less than 50% of the total membership of the Board are continuing directors (as defined in the CIC Agreements); or (c) Bowater’s shareholders approve a merger, consolidation or reorganization of Bowater, or an agreement for the sale or other disposition of substantially all of Bowater’s assets unless at least 50% of the voting power of the resulting entity is still owned by previous Bowater shareholders or at least 50% of the board of directors of the resulting entity are previous Bowater directors.

The CIC Agreements define “good reason” as: (a) an adverse change in the Executive’s status, title, position or responsibilities (including a change in reporting relationships) as in effect within 180 days prior to the change in control or any time thereafter; the assignment to the Executive of any duties or responsibilities that, in the Executive’s reasonable judgment, are inconsistent with the Executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of a change in control or any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any office or position held prior to the change in control, except in connection with the termination of the Executive’s employment due to death, disability, or for “cause” (as defined above), or by the Executive other than for good reason; or (b) failure to pay or provide the Executive the salary and benefits, in the aggregate, at least comparable to those to which he was entitled within 180 days preceding the change in control; or (c) the reduction of the Executive’s salary as in effect on the date of the change in control or any time thereafter; or (d) Bowater’s failure to obtain from any successor its assumption of the CIC Agreement; or (e) the relocation of the Executive’s principal office to a location more than 35 miles from its location immediately prior to the change in control or a substantial increase in the Executive’s travel obligations following the change in control.

The CIC Agreements also generally provide a terminated Executive with: (a) either a cash payment of $20,000 or outplacement assistance; (b) a grossed up reimbursement of certain excise taxes that may be levied on “excess parachute payments;” and (c) the right to receive a lump sum payment equal to the present value of any non-statutory retirement benefits to which the Executive is entitled. A terminated Executive will also be entitled to be paid or reimbursed for all costs incurred (or to be incurred): (x) in connection with confirming the Executive’s rights to and amounts of payments due under the CIC Agreement; (y) to dispute or contest any termination of the Executive’s employment following a change in control or to enforce the terms of the CIC Agreement; or (z) in connection with any audit relating to any payment or benefit provided under the CIC Agreement.

  Retirement Benefits

Named Executive Officers Resident in the United States

The following table shows the total estimated annual pension benefits payable to the Named Executive Officers residing in the United States under Bowater’s qualified, nonqualified benefits restoration and nonqualified supplemental retirement plans upon retirement at age 65, calculated on a straight life annuity basis. Benefits to the Named Executive Officers are not reduced by any offset for Social Security benefits.

Combined Retirement Plans Table of Estimated Benefits

Final Average Earnings*	5 Years Service	10 Years Service	15 Years Service	20 Years Service	25 Years Service	30 or More Years Service
$ 500,000	$ 62,500	$ 125,000	$ 187,500	$ 250,000	$ 275,000	$ 300,000
550,000	68,750	137,500	206,250	275,000	302,500	330,000
600,000	75,000	150,000	225,000	300,000	330,000	360,000
650,000	81,250	162,500	243,750	325,000	357,500	390,000
700,000	87,500	175,000	262,500	350,000	385,000	420,000
750,000	93,750	187,500	281,250	375,000	412,500	450,000
800,000	100,000	200,000	300,000	400,000	440,000	480,000
850,000	106,250	212,500	318,750	425,000	467,500	510,000
900,000	112,500	225,000	337,500	450,000	495,000	540,000
1,500,000	187,500	375,000	562,500	750,000	825,000	900,000
1,600,000	200,000	400,000	600,000	800,000	880,000	960,000
1,700,000	212,500	425,000	637,500	850,000	935,000	1,020,000
1,900,000	237,500	475,000	712,500	950,000	1,045,000	1,140,000

    * Average annual earnings for best three non-overlapping twelve consecutive month periods in the 120 months preceding retirement.

Retirement benefits are payable under the following plans: a qualified plan covering all salaried employees, which provides pension benefits based on earnings; a nonqualified benefits restoration plan, which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a nonqualified supplemental plan covering designated senior executives including the Named Executive Officers (the “Supplemental Plan”), which provides benefits in addition to those under the other two plans. The definition of compensation under these three plans includes those categories of compensation under the salary and bonus headings in the Summary Compensation Table and does not include compensation in any of the other headings of the Summary Compensation Table. The Supplemental Plan provides for vesting of accrued benefits in the event of a change in control followed by termination of employment of a covered employee not for cause. The Supplemental Plan also provides that benefits payable to a participant who retires before age 60 are subject to a reduction of .5% for each full month of retirement before age 60. The two other plans described above provide that in the event of a change in control, each participant in the plans will become 100% vested in his accrued benefits. This table assumes retirement in 2004 with payments beginning at age 65 and is calculated on a 60% joint and survivor annuity basis for married participants and on a single-life annuity basis for unmarried participants. As of December 31, 2004, the individuals listed in the Summary Compensation Table above had the following final average earnings (as defined above) and credited number of years of service: Mr.

Nemirow, $1,558,160, 20.8 years (Mr. Nemirow receives additional credited years of service under the terms of his employment agreement); Mr. Fuller, $804,369, 10.0 years; Mr. Duffy, $717,292, 9.8 years; and Mr. Newman, $551,610, 27.1 years.

Named Executive Officer Resident in Canada

Mr. Steuart resides in Canada and will receive retirement benefits from certain of the Bowater Canadian Forest Products Inc. (“BCFPI”) retirement plans. He is covered by the BCFPI Employees’ Retirement Plan (1988), which is applicable to BCFPI salaried employees at specific locations. This plan is registered with the applicable authorities for income tax purposes and provides benefits based on years of service with BCFPI and earnings. He is also covered by the BCFPI Senior Executive Retirement Plan (the “SERP”) which is also based on years of service and earnings, which include categories of compensation under the salary and bonus headings in the Summary Compensation Table.

The SERP provides participants with supplementary retirement benefits determined as the excess of (a) the amount of pension calculated in accordance with the provisions of the SERP over (b) the amount of pension payable from the registered plan in which the executive participates. The SERP benefits are computed as the sum of the products of two formulas: one applicable to years of service with BCFPI (based on final average earnings which includes base salary and a portion of bonus target), and the other applicable to certain years of service with prior employers recognized under the SERP.

The following tables show the estimated annual pension benefits payable to Mr. Steuart upon retirement at age 65 under the registered plan and the SERP. Benefits are payable on a joint and 60% survivor basis if the executive has an eligible spouse at retirement, and otherwise for life with a 10-year guarantee. Both tables assume retirement on December 31, 2004, with payments beginning at age 65. The first table shows the benefits payable for service with BCFPI and the second table shows the benefits payable for recognized service with prior employers. The benefits will not be reduced by any offset for government payments.

Canada Retirement Plans

Table of Estimated Benefits for Service with BCFPI

Final Average Earnings	10-Years Service	15-Years Service
450,000	90,000	135,000
500,000	100,000	150,000
550,000	110,000	165,000

As of December 31, 2004, Mr. Steuart earned 11.33 years of service with BCFPI; his final average pay is $511,949 for years of service before 1999, and $542,319 for years of service after 1998.

Canada Retirement Plans

Table of Estimated Benefits for Service with Prior Employers Recognized under the Plans

Final Average Earnings	20-Years Service	25-Years Service
450,000	144,000	180,000
500,000	160,000	200,000
550,000	176,000	220,000

As of December 31, 2004, Mr. Steuart earned 23.67 years of service with prior employers for which he receives credit under the SERP and the registered plan. The final average pay used to compute his benefits attributable to those years of service is $511,949. The SERP provides that benefits payable to a participant who retires before age 60 are subject to a reduction of .5% for each full month of retirement before age 60. There are no change-in-control provisions in the SERP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Bowater’s directors, executive officers and 10% shareholders to file reports of holdings and transactions in Common Stock and Exchangeable Shares with the SEC. Based on a review of Section 16(a) reports received by Bowater and written representations from its directors and executive officers, Bowater believes that all of its executive officers, directors and 10% shareholders have made all filings required to be made under Section 16(a) for 2004.

Related Party Transactions

Company director L. Jacques Ménard is the chairman of the board of directors of BMO Nesbitt Burns and president of its affiliate BMO Financial Group, Québec. BMO Nesbitt Burns was a member of the initial purchasers syndicate for Bowater’s June 2003 private placement of an aggregate principal amount of $400 million of 6.5% Senior Notes due 2013 and a member of the underwriters syndicate for Bowater’s March 2004 public offering of an aggregate principal amount of $250 million of Floating Rate Senior Notes due 2010. The principal amount of notes allotted to BMO Nesbitt Burns in these transactions was $32.0 million and $17.5 million, respectively, and BMO received an initial purchasers’ or underwriters’ discount of $400,000 and $262,500, respectively, in these transactions. The Bank of Montreal, an affiliate of BMO Nesbitt Burns, is one of the creditors under the Bowater Incorporated revolving credit agreement. At December 31, 2004, the Bank of Montreal’s commitments under the revolving credit agreement were $55.0 million, and on that date the Bank of Montreal’s share of the outstanding balance was $4.8 million. Mr. Ménard did not receive any portion of BMO Nesbitt Burns’ or the Bank of Montreal’s fees as direct compensation and benefited from these transactions only to the extent that BMO Nesbitt Burns and the Bank of Montreal, as entities, benefited. Bowater believes that its arrangements with BMO Nesbitt Burns and the Bank of Montreal are on terms as favorable as could be obtained from unrelated parties.

Report of the Audit Committee of the Board of Directors

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Bowater under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board of Directors has adopted a written charter for the Audit Committee, which is available at Bowater’s website (http://www.bowater.com). The Audit Committee is currently comprised of four Outside Directors, all of whom the Board of Directors has determined are independent as defined under the revised listing standards of the NYSE and new standards of the SEC adopted under the Sarbanes-Oxley Act. The Board of Directors has determined that Audit Committee Chairman Charles J. Howard is an “audit committee financial expert” as defined by the SEC.

In carrying out its responsibilities, the Audit Committee has:

■	Reviewed and discussed the audited financial statements for the year ended December 31, 2004, with Bowater’s management and Bowater’s independent auditor, KPMG LLP;

■	Discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees; and

■	Received from KPMG LLP written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the firm its independence from Bowater and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bowater’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

All members of the Audit Committee concur in this report.

Charles J. Howard (Chairman)

John A. Rolls (Vice Chairman)

Gordon D. Giffin

Togo D. West, Jr.

Item No. 2: Appointment of Independent Auditors

The Board of Directors, acting through its Audit Committee, appointed KPMG LLP as independent auditors for Bowater to audit its consolidated financial statements for the year ended December 31, 2005. KPMG LLP currently serves Bowater and its subsidiaries as independent auditors and from time to time advises Bowater on tax and other matters. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Unless contrary instructions are noted on the proxy, it will be voted to ratify the selection by the Audit Committee of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005.

The table below and the accompanying footnotes set forth the fees paid by Bowater to its independent auditors KPMG LLP for the periods and in the categories indicated.

Audit Fees and Services	Fiscal 2004	Fiscal 2003
	(in thousands)	(in thousands)
Audit Fees(1)	$3,683	$1,968
Audit-Related Fees (2)	235	335
Tax Fees (3)	250	359
All Other Fees (4)	73	85

Total Fees for all Services	$4,241	$2,747

(1)	In 2004, audit fees include fees for audit of internal control over financial reporting in connection with Sarbanes-Oxley Section 404 requirements.

(2)	Audit-Related Fees in 2004 and 2003 consisted principally of fees for audits of financial statements of certain employee benefit plans and accounting consultation relating to proposed transactions. In 2003, Audit-Related Fees also includes consultation relating to Sarbanes-Oxley Section 404 internal control attestation procedures.

(3)	Tax Fees consisted of fees for tax compliance ($109 in 2004 and $23 in 2003) and for tax planning and consulting ($141 in 2004 and $336 in 2003).

(4)	All Other Fees in 2004 and 2003 consisted principally of fees for sustainable forest audits in Canada.

Bowater’s Audit Committee has adopted a policy requiring that the Audit Committee pre-approve all audit and non-audit services (including audit-related, tax and other services) performed by Bowater’s independent auditors, and the Audit Committee pre-approved all audit and permissible non-audit services provided by KPMG LLP since May 6, 2003. Under policies and procedures adopted by the Audit Committee, the terms and fees of the annual audit services engagement are subject to approval by the Audit Committee prior to the rendering of the services. The Audit Committee also reviews and approves non-audit services prior to the rendering of the services. The Audit Committee may not approve the provision of non-audit services that the SEC prohibits independent auditors from performing for their audit clients or that are otherwise inconsistent with the independent auditor’s independence. The Audit Committee is required to establish annually a budget for services to be performed by Bowater’s independent accountants, and Bowater’s management is required to track the independent auditor’s fees against the budget and report at least annually to the committee.

Bowater’s Chief Financial Officer, Controller or other officer designated by the Board must submit, jointly with the independent auditor, requests for the independent auditor to provide services to the Audit Committee that require pre-approval. Each request must include a statement as to whether both the independent auditor and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the Audit Committee to precisely identify the services requested. The Audit Committee may delegate pre-approval authority to its chair or one or more other committee members but not to Bowater’s management. Any committee members with delegated authority must report all pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

Proposals by Shareholders

A shareholder who wishes to present a proposal for inclusion in Bowater’s proxy materials relating to the Annual Meeting of Shareholders to be held in 2006 should submit his or her proposal on or before November 25, 2005, to Bowater’s Secretary, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028. With respect to a shareholder proposal for the 2006 Annual Meeting that is not intended to be included in the proxy materials relating to the meeting, Bowater must receive the proposal by the earlier of January 11, 2006, or 10 days after notice or public disclosure of the annual meeting is made or given to shareholders. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

Bowater’s Bylaws require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bylaws require that 120 days advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be given, either by personal delivery or by United States mail, postage prepaid, to Bowater’s Secretary no later than: (a) with respect to an election to be held at an annual meeting of shareholders, 120 days prior to the anniversary date of the immediately preceding annual meeting (this deadline will be January 11, 2006, for the 2006 Annual Meeting); and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be received by Bowater’s Secretary by the earlier of: (y) 120 days prior to the anniversary date of the immediately preceding annual meeting (this deadline will be January 11, 2006, for the 2006 Annual Meeting); or (z) 10 days after notice or public disclosure of the date of the annual meeting was given or made to shareholders. The Bylaws contain specific requirements with respect to the contents of each of these notices. A copy of the Bylaws is available upon request to Bowater’s Secretary at the address indicated above. For director nominations, the notice is required to contain the following:

■	the name and address of the nominating stockholder and the person or persons being nominated;

■	the class and number of shares held of record, held beneficially and represented by proxy by the nominating shareholder as of the meeting’s record date (if established) and as of the date of the notice;

■	a representation by the nominating shareholder that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

■	a description of all arrangements and understandings between the nominating stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is being made by the stockholder;

■	all other information regarding each proposed nominee that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by Bowater’s Board of Directors; and

■	the consent in writing of each proposed nominee to serve as a director of Bowater if elected.

In the case of recommendations by shareholders for candidates to be considered for director nomination by the Nominating and Governance Committee, Bowater’s policy is to require that advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The timing and content requirements for these recommendations are the same as those for director nominations by shareholders, which are described above.

Expenses of Solicitation

Bowater will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, it is expected that some of Bowater’s officers and regular employees may solicit, without additional compensation, proxies by telephone, e-mail or oral communication. Morrow & Co., Inc. has been retained to assist in soliciting proxies for a fee of $7,000, plus expenses. Bowater has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Bowater Common Stock and Exchangeable Shares, and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Financial and Governance Information

Bowater’s 2004 Annual Report to Shareholders is enclosed. Bowater will provide without charge to any shareholder of record as of March 15, 2005, who requests in writing, a copy of its 2004 Annual Report to Shareholders (which includes Bowater’s 2004 Annual Report on Form 10-K, without exhibits), its corporate governance principles, and its available committee charters. Please direct any such request to Bowater Incorporated, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028, Attention: Investor Relations Department. Copies may also be obtained online through http://www.bowater.com.

By order of the Board of Directors,

Ronald T. Lindsay

Senior Vice President - General Counsel and Secretary

March 31, 2005

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

DATE AND TIME:

Wednesday, May 11, 2005

at 11:00 a.m.

PLACE:

The Gunter Theatre

300 South Main Street

Greenville, SC 29601

Please sign your proxy or voting instruction card

and return it in the enclosed postage-paid envelope.

BOWATER INCORPORATED

P R O X Y	Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting May 11, 2005

The undersigned appoints William G. Harvey and Ronald T. Lindsay, or either one of them, each with full power of substitution, as proxies for the undersigned, to vote all of the shares of common stock of Bowater Incorporated held of record by the undersigned on March 15, 2005, at the annual meeting of shareholders to be held May 11, 2005, and any adjournment.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxyholders will vote this proxy FOR Proposal 1 and FOR Proposal 2. Proxyholders will vote, in their discretion, upon any other business that may properly come before the annual meeting and any adjournment.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposal 1.

1.	Election of Directors

☐ For all Nominees	☐ Withhold Authority	☐ Exceptions*
Listed Below	(To vote for all nominees listed below)	(As indicated to the contrary below)

Francis J. Aguilar; John A. Rolls; L. Jacques Ménard

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*EXCEPTIONS

The Board of Directors recommends a vote “FOR” Proposal 2.

2.	Proposal to ratify the appointment of KPMG LLP as the independent auditor for the 2005 fiscal year

☐ For	☐ Against	☐ Abstain

3.	At their discretion upon such other business that may properly come before the annual meeting and any adjournment.

Dated: , 2005
(Please be sure to insert date)

(Signature)

(Signature if held jointly)

(Signature should conform exactly to name shown on this proxy card. Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title.)

Vote MUST be indicated by “x” in black or blue ink. ☒

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.